Exhibit 99.1

TO:	Directors and Executive Officers of Prime Meridian Holding Company

DATE	July 10, 2018

RE:	Important Notice of Blackout Period and Regulation BTR Trading Restrictions

Federal securities laws require us to send you a notice whenever restrictions are imposed on your ability to trade in common stock of Prime Meridian Holding Company (the “Company”) due to a blackout period under a retirement plan sponsored by the Company. A blackout period under the Prime Meridian Bank 401(k) Profit Sharing Plan (the “Plan”) is expected to begin at 4:00 p.m. Central Time on July 26, 2018 and is expected to end during the week of August 31, 2018 (the “Blackout Period”). The Blackout Period is necessary to facilitate the transfer of the Plan record-keeping function from American Funds to Transamerica Retirement Solutions LLC (“Transamerica”). During the blackout period, Plan participants will be unable to direct or diversify investments in individual accounts, obtain loans, or obtain distributions from the Plan, including with respect to Company common stock.

As contemplated by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, as a director or executive officer of the Company, you are prohibited during the Blackout Period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired in connection with your service as a director or employment as an executive officer, even if you are not a Plan participant. Securities purchased while serving as a director or executive of the Company are considered to be connected with your service with the Company. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as sales of stock not acquired in connection with service or employment as a director or officer). However, those exemptions are limited.

If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the Blackout Period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the Blackout Period, you may contact Jill Macmillan at JMacmillan@PrimeMeridianBank.com or (850) 907-2340. Additionally, you may contact Transamerica at (800) 401-8726 (toll-free) to determine whether the Blackout Period is in effect.